KPMG

KPMG LLP
Chartered Accountants
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Calgary AB T2P 4B9

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
QSound Labs, Inc.

We consent to the use of our report dated February 25, 2005, with respect to the consolidated balance sheets of QSound Labs, Inc. as at December 31, 2004 and 2003, and the related consolidated statements of operations and deficit and cash flows for each of the years in the three year period ended December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change to the method of accounting for stock-based compensation.

KPMG LLP

Chartered Accountants

Calgary, Canada
April 13, 2006